Exhibit 10.13

Execution Copy

DATED APRIL 3, 2012

2020 CHINA HOLDINGS, LTD.

DATAI BAY INVESTMENTS LTD.

SHK ASIAN OPPORTUNITIES HOLDINGS LTD.

2020 EQUITY PARTNERS LIMITED

DEED IN RESPECT OF

THE BONDS

ISSUED BY

2020 CHINA HOLDINGS, LTD.

Deacons

Solicitors & Notaries

5th Floor

Alexandra House

18 Chater Road

Central

Hong Kong

www.deaconslaw.com

Fax : 28100431

Tel : 28259211

THIS DEED is made on April 3, 2012

BETWEEN:

(1)                                  2020 China Holdings, Ltd., a company incorporated in the Cayman Islands, whose registered office is at the offices of Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (“2020 CH”);

(2)                                  Datai Bay Investments Ltd., a company incorporated in the Cayman Islands, whose registered office is at Equity Trust Company (Cayman) Ltd, 2nd Floor, Compass Centre, PO Box 10338, Shedden Road, Grand Cayman KY1-1003, Cayman Islands (“Datai Bay”);

(3)                                  SHK Asian Opportunities Holdings Ltd., a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands (“SHK”); and

(4)                                  2020 Equity Partners Limited, a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands and is registered with the Cayman Islands Monetary Authority as an Excluded Person pursuant to the Securities Investment Business Law (2003 Revision) (“2020 EP”).

WHEREAS:

(A)                              Datai Bay is the holder of certain bonds issued by 2020 CH on 28 February 2011 (“Datai Bay Bonds”), particulars of which are set out in Schedule 1 hereto.

(B)                                SHK is the holder of certain bonds issued by 2020 CH on 15 December 2010 (“SHK Bonds”, collectively with the Datai Bay Bonds are hereinafter referred to as the “Bonds”), particulars of which are set out in Schedule 2 hereto.

(C)                                Pursuant to the Investment Management Agreement as novated by the Novation Deed, 2020 EP agreed to manage all investment activities of 2020 CH subject to the terms and conditions therein contained.

(D)                               In anticipation of the IPO, the Parties are desirous of entering into this Deed to, inter alia, amend certain provisions of the Datai Bay Bonds Conditions, the SHK Bonds Conditions and the Investment Management Agreement in the manner hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:

1.                                     INTERPRETATION

Unless the context otherwise requires, in this Deed (including the recitals):

“2020 GG” means 2020 GlobalGrowth Equities Limited, a company incorporated in the Cayman Islands, whose registered office is at Campbell Corporate Services

Limited, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands.

“AGL” means Acquity Group Limited, a company incorporated with limited liability in the Cayman Islands and having its registered office at the offices of Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

“Banking Day” means a day (excluding Saturday and Sunday) on which banks are generally open for business in Hong Kong.

“Block Trade” means the sale and disposal by way of one or more block trades of all the Block Trade Shares pursuant to Clause 5.3 during the Datai Bay Selling Period.

“Block Trade Price” means the price per Underlying Asset at which the Underlying Assets are to be sold pursuant to the Block Trade at a price which shall not, in any event (but except with the agreement of Datai Bay and 2020 EP as provided for in Clause 5.3), be less than the price specified in Clause 5.4(c).

“Block Trade Shares” means all the Underlying Assets held by Datai Bay or by any third party on behalf of Datai Bay as at the expiration of the Lock-up Period and to be sold and disposed of by 2020 EP, solely as agent on behalf of Datai Bay, pursuant to one or more Block Trades in accordance with all of the terms and conditions of this Deed.

“Datai Bay Bonds Conditions” means the terms and conditions attached to the certificates issued in respect of the Datai Bay Bonds, as varied or amended from time to time.

“Datai Bay Remaining Shares” means the number of Underlying Assets held by Datai Bay as at the expiration of the Datai Bay Selling Period.

“Datai Bay Selling Period” means the period commencing on the IPO Date and ending on (1) the date which is eighteen (18) months from the IPO Date; or (2) the date when all the Datai Bay Exchanged Shares have been sold, whichever is earlier.

“Deed” means this deed as varied or amended from time to time in accordance with the provisions of Clause 14.4.

“Investment Cost” means the aggregate principal amount of the Relevant Bonds outstanding as at the date hereof.

“Investment Management Agreement” means the investment management agreement dated 21 February 2008 entered into between 2020 GG as the issuer and 2020 EP as the investment manager and novated by 2020 GG to 2020 CH pursuant to the Novation Deed, as the same may be varied or amended from time to time.

“IPO” means the initial public offering of AGL on the Stock Exchange.

“IPO Date” means the date on which dealings in the Underlying Assets on the Stock Exchange commence.

“Key Shareholders” means 2020 EP, Datai Bay, SHK, Surfmax Investment Partners Limited, LU Guangming, George and members of the US management team of AGL holding, directly or indirectly, more than 5% of the issued share capital of AGL immediately prior to the IPO.

“Lock-up Period” means the period ending 180 days after the date of the final prospectus relating to the IPO; provided, however, that if (1) during the last 17 days of this 180-day period, AGL issues any earnings release or material news or a material event relating to AGL occurs; or (2) prior to the expiration of this 180-day period, AGL announces that it will release earnings results during a 16-day period beginning on the last day of the 180-day period, the Lock-Up Period shall continue to apply until the expiration of a 18-day period beginning on the date of issuance of the earnings release or the material news or the occurrence of the material event.

“Management Fee” means the management fee payable for the services performed by 2020 EP and payable under the Investment Management Agreement and this Deed.

“Mandatory Exchange” shall have the same meaning as in the Datai Bay Bonds Conditions or the SHK Bonds Conditions, as the case may be.

“Non-Direct Expenses” means the expenses of Datai Bay as a selling shareholder, including but not limited to: (1) any expenses payable by Datai Bay in respect of registration of shares under any Form F-1 or F-3 as per the Registration Rights Agreement, (2) any legal fees or expenses of Datai Bay associated with any Block Trade, and (3) any fees or expenses relating to the negotiation and documentation of this Deed (subject, in the case of this sub-clause (3) only, to a cap of US$50,000).

“Novation Deed” means the deed dated 15 December 2010 entered into between 2020 GG, 2020 CH, Datai Bay, SHK and 2020 EP in respect of, inter alia, the convertible bonds issued by 2020 GG.

“Parties” means the parties to this Deed; and “Party” means any one of them.

“Performance Fee” means the performance fee payable for the services performed by 2020 EP and payable under the Investment Management Agreement and this Deed.

“Reassessed Block Price” means the volume-weighted average closing price of the Underlying Assets listed on the Stock Exchange for the 30 trading days immediately preceding the relevant Block Trade.

“Relevant Bondholder” means either Datai Bay or SHK.

“Relevant Bonds” means the Datai Bay Bonds for Datai Bay or the SHK Bonds for SHK.

“SHK Bonds Conditions” means the terms and conditions attached to the certificates issued in respect of the SHK Bonds, as varied or amended from time to time.

“SHK Final Price” means the volume-weighted average closing price of the

Underlying Assets listed on the Stock Exchange for the 30 trading days immediately preceding the expiration of the SHK Selling Period.

“SHK Remaining Value” means the aggregate value of the Underlying Assets held by SHK as at the expiration of the SHK Selling Period, equivalent to the number of Underlying Assets held by SHK as at the expiration of the SHK Selling Period multiplied by the SHK Final Price.

“SHK Selling Period” means the period commencing on the IPO Date and ending on (1) the date which is eighteen (18) months from the IPO Date; or (2) the date when SHK has sold all of the SHK Exchanged Shares; or (3) the date when SHK has transferred all of the SHK Exchanged Shares held by it to its limited partners by way of distribution in kind as contemplated under Clause 6.5, whichever is the earliest.

“Stock Exchange” means the New York Stock Exchange in the United States of America.

“Substantial Disposal” means the disposal by 2020 EP on behalf of Datai Bay of not less than 80% of all the Block Trade Shares at or before the expiration of the Datai Bay Selling Period.

“Underlying Assets” means ordinary shares of US$0.0001 each in AGL, which shall take into account any alteration of, or accretions to, those shares as a result of a consolidation, subdivision or reclassification and includes without limitation any share splits and bonus shares, or the number or fraction of American Depository Shares representing such ordinary shares.

2.                                     CONDITION PRECEDENT

2.1                                 Clauses 3 to 7 (both inclusive) are conditional upon IPO taking place on or before 30 April 2012, as the case may be.

2.2                                 In the event that the condition precedent set out in Clause 2.1 is not fulfilled,

(a)                                 this Deed shall be automatically terminated (other than Clauses 2.2, 9 to 15);

(b)                                subject to Clause 2.2(e) below, each of the Datai Bay Bonds Conditions, the SHK Bonds Conditions and the Investment Management Agreement (without being varied or amended by any of the provisions herein) and the Novation Deed shall remain in full force and effect;

(c)                                 no Party shall have any claim against any other Parties for costs, damages, compensation or otherwise;

(d)                                subject to Clause 2.2(e) below, all provisions relating to the expiry of the Datai Bay Bonds and the SHK Bonds as set out in the Novation Deed, the Datai Bay Bonds Conditions and the SHK Bonds Conditions, as the case may be, shall remain in full force and effect; and

(e)                                 no Performance Fee is payable if there is no IPO by the Maturity Date (as defined in the Datai Bay Bonds Conditions or the SHK Bonds Conditions, as the case may be, or such later date as may be extended by the Issuer and holders of the Datai Bay Bonds and the SHK Bonds) PROVIDED ALWAYS THAT if the Maturity Date is not extended beyond 30 April 2012, the Parties may agree on other method of disposal of the Underlying Assets and the payment of Performance Fee (if any).

3.                                     AMENDMENTS TO THE DATAI BAY BONDS CONDITIONS

3.1                                 2020 CH and Datai Bay agree that the Datai Bay Bonds Conditions shall be amended as follows:

(a)                                  the definition of “Stock Exchange” shall be deleted in its entirety and replaced by the following:

““Stock Exchange” means the New York Stock Exchange in the United States of America.”;

(b)                                 the definition of “Underlying Assets” shall be deleted in its entirety and replaced by the following:

““Underlying Assets” means ordinary shares of US$0.0001 each in AGL, which shall take into account any alteration of, or accretions to, those shares as a result of a consolidation, subdivision or reclassification and includes without limitation any share splits and bonus shares, or the number or fraction of American Depository Shares representing such ordinary shares.”; and

(c)                                  new Condition 8A as set out in Schedule 3 shall be added immediately after Condition 7.

3.2                                 Save as provided herein, all the other provisions of the Datai Bay Bonds Conditions shall remain in full force and effect.

4.                                     AMENDMENTS TO THE SHK BONDS CONDITIONS

4.1                                 2020 CH and SHK agree that the SHK Bonds Conditions shall be amended as follows:

(a)                                  the definition of “Stock Exchange” shall be deleted in its entirety and replaced by the following:

““Stock Exchange” means the New York Stock Exchange in the United States of America.”;

(b)                                 the definition of “Underlying Assets” shall be deleted in its entirety and replaced by the following:

““Underlying Assets” means ordinary shares of US$0.0001 each in AGL, which shall take into account any alteration of, or accretions to, those shares as a result of a consolidation, subdivision or reclassification and includes without limitation any share splits and bonus shares, or the number or fraction of

American Depository Shares representing such ordinary shares.”; and

(c)                                  new Condition 8A as set out in Schedule 3 shall be added immediately after Condition 7.

4.2                                 Save as provided herein, all the other provisions of the SHK Bonds Conditions shall remain in full force and effect.

5.                                     RIGHTS AND COVENANTS OF DATAI BAY

5.1                                 Subject to all the other Key Shareholders agreeing to be bound by the same covenant, Datai Bay agrees that it shall not and shall procure that its nominee registered holder(s) of the Datai Bay Bonds shall not during the Lock-up Period, either directly or indirectly, conditionally or unconditionally, sell, transfer, dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Underlying Assets which shall be transferred to it upon the Mandatory Exchange (“Datai Bay Exchanged Shares”) pursuant to Condition 8A of the Datai Bay Bonds Conditions (nor enter into any agreement to do so), save and except for the disposal pursuant to Clause 5.2.

5.2                                 Datai Bay shall have the right to transfer Datai Bay Exchanged Shares or other Underlying Assets owned by Datai Bay to 2020 EP as provided for in Clause 7 below.

5.3                                 Datai Bay hereby unconditionally and irrevocably authorises 2020 EP, as agent, to act on its behalf to sell and dispose of all its Block Trade Shares during the Datai Bay Selling Period by way of one or more Block Trades, subject to the terms and conditions of this Deed, including but not limited to the terms and conditions set out in Clause 5.4.  The sale of the Block Trade Shares may be made in one or more Block Trades.  Other than the Performance Fee to be paid under the terms of this Deed, 2020 EP shall not receive any remuneration (whether under this Agreement or otherwise from Datai Bay or SHK) in relation to any Block Trade or other sale of Underlying Assets. Datai Bay may identify and introduce potential buyers for Block Trade Shares to 2020 EP who shall arrange for the execution of any sales to such buyers provided that the selling price shall be not less than the minimum price specified in Clause 5.4(c), unless with the prior written agreement of Datai Bay and 2020 EP.

5.4                                 2020 EP’s authority to act as agent on behalf of Datai Bay in relation to the sale of the Block Trade Shares is subject to the following terms and conditions:

(a)                                  Expiration of Agency.  2020 EP’s authority under the terms of this Deed to execute Block Trade Shares shall expire without further notice at the expiration of the Datai Bay Selling Period, upon which 2020 EP shall have no further right or authority to hold, sell or otherwise deal with any remaining unsold Block Trade Shares and 2020 EP shall, at the written request of Datai Bay, execute such instruments or other documents as Datai Bay may reasonably request in order to acknowledge the termination of 2020 EP’s right to sell as agent on behalf of Datai Bay.

(b)                                 Best Efforts.  2020 EP shall use its best efforts to arrange for the sale of the Block Trade Shares as soon as reasonably practicable after the expiration of the Lock-Up Period and the registration by AGL of the Block Trade Shares for public resale on Form F-1 and/or Form F-3.

(c)                                  Minimum Net Price.  No Block Trade Shares shall be offered to be sold or sold by 2020 EP unless the net Block Trade Price (after the deduction of all direct selling expenses of third parties (i.e. selling, brokerage and underwriting expenses)) is not less than the higher of:

(1)                                  US$7.00 per ordinary share (or US$14.00 per ADS or such different amount to reflect the actual ratio between ordinary shares and ADSs if the actual ratio of ordinary shares to ADSs is not 2:1 and as adjusted for any combination, stock split, recapitalization or similar event effecting the capitalization of AGL following the IPO); and

(2)                                  85% of the Reassessed Block Price within the first 12 months of the Datai Bay Selling Period and 90% of the Reassessed Block Price within the last 6 months of the Datai Bay Selling Period.

2020 EP shall not sell any part of the Block Trade Shares at a price lower than the Block Trade Price except with the prior written consent of Datai Bay which may be given or withheld in Datai Bay’s sole discretion.

5.5                                 At or before the expiration of the Lock-up Period, Datai Bay shall deliver the Datai Bay Exchanged Shares to 2020 EP which shall immediately take such reasonable steps to procure and ensure the conversion of the Datai Bay Exchanged Shares into ADS.  2020 EP shall assist Datai Bay with the placing of the ADS into a brokerage account in Datai Bay’s name, which account shall be managed by 2020 EP.  Datai Bay shall provide 2020 EP with all reasonable and necessary authorizations to operate the brokerage account for the benefit of, and on behalf of, Datai Bay in connection with any Block Trade. Net proceeds from the account shall be distributed in accordance with and in the order provided for in Clause 7.4.  For the avoidance of doubt, it is understood and agreed that Datai Bay shall retain all voting and consensual rights with respect to the Datai Bay Exchanged Shares and/or the Underlying Assets held by Datai Bay and all rights to receive dividends and other distributions of cash or property from AGL in respect of the Datai Bay Exchanged Shares/or the Underlying Assets held by Datai Bay and until they are disposed.

5.6                                 Prior to the disposal of any Block Trade Shares, 2020 EP will provide to Datai Bay in writing a break-down (by amount and category) of all of the Non-Direct Expenses to be paid out of the proceeds of any such disposal.  Unless Datai Bay objects to the calculation of such expenses within 5 Banking Days of the receipt of such break-down, the Non-Direct Expenses for such disposal shall be in the amount proposed by 2020 EP.

6.                                     RIGHTS AND COVENANTS OF SHK

6.1                                Subject to all the other Key Shareholders agreeing to be bound by the  same covenant, SHK agrees that it shall not and shall procure that its nominee registered holder(s) of the SHK Bonds shall not during the Lock-up Period, either directly or indirectly, conditionally or unconditionally, sell, transfer, dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Underlying Assets which shall be transferred to it upon the Mandatory Exchange (“SHK Exchanged Shares”) pursuant to Condition 8A of the SHK Bonds Conditions (nor enter into any agreement to do so), save and except for the disposal pursuant to Clause 6.2.  Immediately after the Lock-Up Period, there shall be no limitation or constraint on SHK’s right to sell its Underlying Shares arising out of this Agreement or the

Investment Management Agreement.

6.2                                 SHK shall have the right to transfer SHK Exchanged Shares or other Underlying Assets owned by SHK to 2020 EP as provided for in Clause 7 below.

6.3                                 Provided that Datai Bay shall have priority at all times to sell in the Block Trade and there is additional demand as determined by 2020 EP, 2020 EP shall invite SHK to participate in the Block Trade. SHK shall respond to such invitation within the timeframe as may be specified by 2020 EP.  For the purposes of conducting an efficient transaction on behalf of Datai Bay, 2020 EP shall have the sole discretion to determine the terms and closure of any such invitation.

6.4                                 During the SHK Selling Period, SHK shall keep 2020 EP informed of its selling activities for the SHK Exchanged Shares, including but not limited to instructing its broker(s) or custodian(s) (as the case may be) to provide 2020 EP with regular statements on the holdings and trading activities of the SHK Exchanged Shares.

6.5                                 After the expiration of the Lock-Up Period, SHK shall have the right, but is not obliged to, transfer all of the SHK Exchanged Shares held by it by way of distribution in kind to its limited partners directly subject to such limited partners’ agreement to accept such SHK Exchanged Shares on all conditions required to ensure the availability of an exemption from registration under the U.S. Securities Act of 1933, as amended, in respect of any such transfer PROVIDED ALWAYS THAT SHK shall prior to such transfer have procured its limited partners to undertake to 2020 EP (in such form and substance to the reasonable satisfaction of 2020 EP) to pay all Performance Fees payable under this Agreement to 2020 EP directly.

7.                                     INVESTMENT MANAGEMENT AGREEMENT

7.1                                 The definition of “Stock Exchange” in the Investment Management Agreement shall be deleted in its entirety and replaced by the following:

““Stock Exchange” means “ the New York Stock Exchange in the United States of America.”

7.2                                 All references in the Investment Management Agreement to “KOSDAQ (Korean Securities Dealers Automated Quotations)” shall be deleted and be replaced by “the New York Stock Exchange in the United States of America.”

7.3                                 Notwithstanding anything contained herein or in the Investment Management Agreement to the contrary, any Management Fee and/or Performance Fee payable by 2020 CH to 2020 EP relating to the Relevant Bonds shall be payable by the Relevant Bondholder to 2020 EP directly, instead of through 2020 CH.  All Management Fees shall be paid in cash and all Performance Fees shall be paid by cash, transfer(s) of Underlying Assets or a combination of cash and transfer(s) of Underlying Assets, as provided hereunder.  For the avoidance of doubt, no Performance Fee is payable under this Clause 7.3 if there is no IPO by 30 April 2012.  If there is any inconsistency with regard to the payment and/or calculation of Management Fee and/or Performance Fee between this Deed and the Investment Management Agreement or upon the Investment Management Agreement being terminated upon

IPO, the terms of this Deed shall remain in full force and effect and supersede the terms of the Investment Management Agreement.

7.4                                 The net proceeds of any sale of Block Trade Shares under or pursuant to this Deed (after the deduction of all direct selling expenses of third parties (i.e. selling, brokerage and underwriting expenses)) shall be paid and applied as soon as reasonably practicable (and in any event within 5 Banking Days) after the completion of each Block Trade in the following priority:

(a)                                  First, to Datai Bay (payable to an account designated by Datai Bay) in an aggregate amount of US$20,938,040.85, in recovery of Datai Bay’s remaining unreturned investment amount (“Balance Investment Amount”) (it being understood that no amounts shall be payable under any other sub-clause of this Clause 7.4 until all of such amount has been recovered).

(b)                                 Second, to Datai Bay (payable to an account designated by Datai Bay) in an amount equal to all of Datai Bay’s Non-Direct Expenses incurred up to the date of such payment.

(c)                                  Third, to Datai Bay (payable to an account designated by Datai Bay) in the amount equal to the Datai Bay Hurdle Rate Amount to be calculated as set out in Clause 7.5.

(d)                                 Fourth, first to Datai Bay (payable to an account designated by Datai Bay) in the amount of any Non-Direct Expenses that remains unpaid and then to 2020 EP (payable to an account designated by 2020 EP) in an amount equal to 20% of the Datai Bay Hurdle Amount paid to Datai Bay pursuant to Clause 7.4(c).

(e)                                  Fifth, first to Datai Bay (payable to an account designated by Datai Bay) in the amount of any Non-Direct Expenses that remains unpaid and then, as and when such net proceeds are received during the Datai Bay Selling Period, an amount equal to 80% of the net proceeds shall be paid to Datai Bay and an amount equal to 20% of the net proceeds shall be paid to 2020 EP as payment of Performance Fees relating to the portion of the Block Trade Shares sold.

(f)                                    Upon the expiration of the Datai Bay Selling Period, provided that the Substantial Disposal has taken place, Datai Bay shall transfer 20% of the Datai Bay Remaining Shares to 2020 EP as payment of Performance Fee relating to the Datai Bay Remaining Shares. If the Substantial Disposal has not taken place, 2020 EP shall not be entitled to any Performance Fee relating to the Datai Bay Remaining Shares.

(g)                                 For the avoidance of doubt, 2020 EP shall not be entitled to any Performance Fee if Datai Bay does not receive in full, its entitlements under Clauses 7.4(a), (b) and (c) and any entitlement Datai Bay may have and is payable under Clauses 7.4(d), (e) and (f).

7.5                                 The Datai Bay Hurdle Rate Amount is to be calculated on the following basis:-

Investment Amounts aggregating to US$47,586,456	x	8% per annum compounded annually from date of investment for each bond as set out in Schedule 4 until 28 February 2011 (“Redemption Payment Date”)

plus (+)

Balance Investment Amount of US$20,938,040.84	x

8% per annum compounded annually from Redemption Payment Date until the date Datai Bay receives the full repayment of the Balance Investment Amount from the net proceeds of sale from the Underlying Assets

= Datai Bay Hurdle Rate Amount

PROVIDED ALWAYS THAT if the Block Trade(s) are undertaken in stages, the Balance Investment Amount (in the formula above) shall decrease to reflect the repayment of the Balance Investment Amount from receipt of net proceeds of sale and the calculation of the Datai Bay Hurdle Rate Amount would be cumulative in nature i.e. inclusive of all the Datai Bay Hurdle Rate Amount calculated up to the date of repayment of the Balance Investment Amount.

7.6                                 Performance Fee payable by SHK shall be calculated in accordance with the formula below:

α =	Total net proceeds from sale of the Underlying Assets sold by SHK within the SHK Selling Period		SHK Remaining Value

	(A)	+	(B)

less (-) Investment Amount of US$4,704,198.94

α x  20%  = Performance Fee

PROVIDED ALWAYS THAT the Performance Fee is only payable if α (after deducting Performance Fees) exceeds the SHK Hurdle Rate Amount to be calculated as set out in Clause 7.7.

α shall be net of all legal expenses directly related to SHK as a selling shareholder including but not limited to: (A) any fees or expenses of the Depositary associated with the deposit of Underlying Assets or the transfer of ADSs, (B) any underwriting brokerage or other selling charge or commission, (C) any legal fees or expenses of SHK associated with any Block Trade, (D) any stock transfer, stamp duties and applicable US taxes relating directly or indirectly to the sale of the Underlying Assets by SHK, and (E) any fees or expenses relating to the negotiation and documentation of this Deed (subject, in the case of this sub-clause (E) only, to a cap of US$50,000).

The above Performance Fee is payable by SHK at the expiration of the SHK Selling Period in cash and/or by a transfer of the Underlying Assets. It is the sole discretion of SHK to determine whether to pay the Performance Fee wholly in cash, or wholly by a transfer of the Underlying Assets, or partly in cash and partly by a transfer of the

Underlying Assets. If Underlying Assets are to be transferred by SHK to 2020 EP, their value shall be equivalent to such number of Underlying Assets transferred by SHK to 2020 EP multiplied by the SHK Final Price.

For the avoidance of doubt, SHK shall have the full discretion as to whether, how and when to dispose of the SHK Exchanged Shares. 2020 EP shall not challenge the decisions made by SHK.

7.7                                 The SHK Hurdle Rate Amount is to be calculated on the following basis:-

Outstanding principal amount of each SHK Bond	x	8% per annum compounded annually from the date of accrual of each SHK Bond until the expiration of the Lock-up Period plus (+)

Balance Investment Amount of US$4,704,198.94	x

8% per annum compounded annually from the expiration of the Lock-up Period until the date SHK receives the net proceeds of sale from the Underlying Assets which are first applied towards the repayment of the Balance Investment Amount

=  SHK Hurdle Rate Amount

PROVIDED ALWAYS THAT if the sale of the SHK Exchanged Shares are undertaken in stages, the Balance Investment Amount (in the formula above) shall decrease to reflect the repayment of the Balance Investment Amount from receipt of net proceeds of sale and the calculation of the SHK Hurdle Rate Amount would be cumulative in nature i.e. inclusive of all the SHK Hurdle Rate Amount calculated up to the date of repayment of the Balance Investment Amount.

7.8                                 2020 CH and 2020 EP agree that the Investment Management Agreement shall terminate and cease to have any further effect upon the IPO PROVIDED ALWAYS THAT such termination shall be without prejudice to any rights or remedies of any of the parties thereto which shall have accrued prior to such termination.  For avoidance of doubt (and by way of example and not limitation) the Parties agree that no Management Fee shall accrue or accumulate after the IPO Date.

7.9                                 2020 EP hereby agrees that any Underlying Assets transferred by Datai Bay or SHK shall be subject to 2020 EP’s agreement to accept such Underlying Assets on all conditions required (in the reasonable view of Datai Bay or SHK, as applicable) to ensure the availability of an exemption from registration under the U.S. Securities Act of 1933, as amended, in respect of any such transfer.

7.10                           The definition of “Stock Exchange” and all references to “KOSDAQ (Korean Securities Dealers Automated Quotations)” in, and Clauses 5.3 to 5.6 of, the Investment Management Agreement shall be deemed to be amended by the provisions set out in this Clause 7.

8.                                      FURTHER ASSURANCE

Each of the Parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such Party to do or execute or procure to be done in order to give full effect to the terms of this Deed.

9.                                      ASSIGNMENT AND SUCCESSORS AND ASSIGNS

This Deed shall be binding on and enure to the benefit of each Party’s successors in title and (subject to the other provisions of this Deed) permitted assigns provided that the benefits and obligations or any part thereof bestowed upon each Party to this Deed shall not be capable of being assigned, transferred, encumbered or otherwise disposed of except with the prior written consent of the other Party (which consent may be granted or withheld at the other Party’s absolute discretion).

10.                               COSTS AND EXPENSES

Each Party shall bear its own costs and expenses incurred by it in connection with the preparation and negotiation of this Deed.

11.                               NOTICES

11.1                        Each notice, demand or other communication to be given or made under this Deed shall be in writing, in the English language and delivered or sent to the relevant Party at its respective address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To 2020 CH:	Address:	Room No. 409
4th Floor, Nan Fung Tower
173 Des Voeux Road Central
Hong Kong
	Fax:	(852) 3106 4706
	Attention:	Adrian Chan

To Datai Bay:	Address:
Unit 2 & 3, 26th Floor,
Tower 2, China Central Place,
No. 79 Jianguo Road, Chaoyang District
Beijing 100025, China
	Fax :	(86)-10-5912 7301
	Attention:	Ben Chan

To SHK:	Address:	SHK Asian Opportunities Fund, L.P.
c/o SHK Fund Management Limited
42/F, The Lee Gardens
33 Hysan Avenue
Causeway Bay
Hong Kong
	Fax:	(852) 3920 2680

	Attention:	Lysanda Lam

To 2020 EP:	Address:	1503 Ruttonjee House
11 Duddell Street
Hong Kong
	Fax:	(852) 3106 4706
	Attention:	Louis Koo

11.2                        Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter and delivered by hand or courier, when actually delivered to the relevant address; (b) if given or sent by registered mail, on the date which is two (2) Banking Days (in the case of mail sent to a local address) or five (5) Banking Days (in the case of mail sent to an overseas address) after the posting thereof; and (c) if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Banking Day, on the immediately following Banking Day).

12.                               CONFIDENTIALITY AND ANNOUNCEMENTS

12.1                        Each of the Parties agrees that it shall treat as strictly confidential all information received or obtained by it or its employees or advisers as a result of entering into or performing this Deed including information relating to the provisions of this Deed and the negotiations leading up to this Deed, the subject matter thereof or the business or affairs of any of the Parties and, subject to the provisions of Clauses 12.2 and 12.3, it will not at any time hereafter make use of or disclose or divulge to any person other than to its Affiliates any such information and shall use its reasonable endeavours to prevent the publication or disclosure of any such information (provided that in the case of Datai Bay or SHK this undertaking shall not require it to take any legal action against any person).

12.2                        The restrictions contained in Clause 12.1 shall not apply so as to prevent any Party from making any disclosure required by law or legal process by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which any Party is subject (provided that the requirements of Clause 12.3 are complied with) or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of Clause 12 shall apply to, and the relevant Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of Clause 12 by any of the Parties.

12.3                        No public announcement or communication of any kind shall be made in respect of the subject matter of this Deed unless specifically agreed by the Parties or unless an announcement is required pursuant to relevant law or regulation or the requirements of the Stock Exchange or any other recognised stock exchange.  Any announcement by any Party required to be made pursuant to any relevant law or the requirements of any relevant stock exchange shall be issued only after such prior consultation with the other Parties as is reasonably practicable in the circumstances.

13.                               COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.  Immediate evidence that a counterpart has been executed may be provided by transmission of such counterpart by facsimile machine with the original executed counterpart(s) to be forthwith put in the mail or delivered to the other Parties.

14.                               MISCELLANEOUS

14.1                        Time shall be of the essence of this Deed.

14.2                        This Deed and all documents referred to in or scheduled to this Deed (collectively the “Bond Documents”) constitute the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by any other Party which is not contained in the Bond Documents) and no variation of the Bond Documents shall be effective unless made in writing and signed by all of the Parties.  If there is any inconsistency between this Deed and any prior documents relating to the Bonds, the terms of this Deed shall supersede the terms of such prior documents.

14.3                        If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions shall not be affected or impaired thereby.

14.4                        No variation of this Deed shall be effective unless made in writing and signed by the Parties.

14.5                        No failure or delay by any Party in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

15.                               GOVERNING LAW, JURISDICTION AND PROCESS AGENT

This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby submit to the non-exclusive jurisdiction of the Hong Kong courts.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF the Parties have executed this Deed on the day and year first above written.

SEALED with the COMMON SEAL of	)	/s/ Adrian Chan
2020 China Holdings, Ltd.	)
and signed by	)
in the presence of:	)

SEALED with the COMMON SEAL of	)	/s/ Tan Sri Dato’ Azman Hj Mokntar
Datai Bay Investments Ltd.	)
and signed by	)
in the presence of:	)

SEALED with the COMMON SEAL of	)	/s/ Rizal Wijono and Christine Wong
SHK Asian Opportunities Holdings Ltd.	)
and signed by	)
in the presence of:	)

SEALED with the COMMON SEAL of	)	/s/ G. George Lu
2020 Equity Partners Limited	)
and signed by	)
in the presence of:	)

Schedule 1

Particulars of the Datai Bay Bonds

Certificate Number	Principal Amount (US$)
00201	20,114,649.56
00202	239,277.16
00203	124,056.04
00204	228,020.54
00205	232,037.55

Schedule 2

Particulars of the SHK Bonds

Certificate Number	Principal Amount (US$)
00108	4,492,885.64
00109	54,381.17
00110	26,882.00
00111	50,947.85
00112	51,860.80
00113	27,241.48

Schedule 3

Condition 8A

MANDATORY SURRENDER AND EXCHANGE OF THE BOND ON OR BEFORE IPO

8A.1                      Unless redeemed prior to the mandatory exchange as described below, the entire outstanding principal amount of the Bond shall be mandatorily surrendered to the Issuer and exchanged on or before the IPO Date for ordinary shares of US$0.0001 each in AGL, each (hereinafter referred to in this Condition 8A.1 as “shares” or “ordinary shares”) (subject to any adjustments for splits, recapitalizations and other organic changes prior to the IPO Date) as follows:

Datai Bay	10,631,035 shares
SHK	2,388,500 shares
George Lu	507,738 shares
SIPL	12,571,915 shares

the (“Mandatory Exchange”), subject to the provisions of Condition 8A and all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities. In the event that the Mandatory Exchange has taken place but the IPO does not subsequently follow, the Issuer shall procure that AGL shall exchange the ordinary shares it has issued to each former holder of the exchanged Bonds in return for new Bonds that shall contain all of the terms and conditions of the exchanged Bonds in order to restore the status quo anti and shall otherwise be in form and substance reasonably satisfactory in all respect to the former holders of the exchanged Bonds.  For the avoidance of doubt, it is understood and agreed that any hurdle rate calculations made with respect to the new Bonds shall be determined as if the new Bonds had been issued as of the date the exchanged Bonds were issued and the Mandatory Exchange had not taken place.

8A.2                     The number of Underlying Assets into which the Bond is exchangeable upon the Mandatory Exchange shall be calculated on the basis of the following formula:

Amount of outstanding principal amount of		Percentage of post-IPO issued
the Bond exchanged into 1% of post IPO		shares in AGL newly issued at
issued shares in AGL		IPO (Note 1)
US$	922,653.71	20%
US$	984,163.96	25%
US$	1,054,461.38	30%

Notes:

1.                                     Such percentage is calculated on a fully diluted basis.

2.                                     If the actual percentage of post-IPO issued shares in AGL held by the public shareholders is not exactly the same as any of those set out above, the amount of outstanding principal amount of the Bond exchanged into 1% of post-IPO issued shares in AGL shall be adjusted correspondingly.

8A.3                      2020 EP shall request the Bondholder to deliver to the Issuer in accordance with Condition 14 the original of the Certificate and do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for it to do or execute or procure to be done in order to implement and complete the Mandatory Exchange subject to the terms and conditions herein contained.

8A.4                      Subject to all applicable laws, regulations, rules (including applicable listing rules) and any other requirements of the relevant stock exchange or other relevant authorities, the Issuer shall transfer to each Bondholder the Underlying Assets pursuant to the Mandatory Exchange on or before the IPO Date.

8A.5                      For the avoidance of doubt, the Bondholders shall be responsible for payment of all taxes and stamp, transfer and registration duties (if any), and stock exchange levies and charges (if any) arising from or in connection with the Mandatory Exchange.

8A.6                      Upon completion of the Mandatory Exchange, the Bond shall be cancelled and cease to have any further effect.

Schedule 4

Investment date for the cancelled Datai Bay Bonds

Certificate Number	Principal Amount (US$)	Investment Date
00101	45,715,112.64	26 February 2008
00102	543,811.72	25 August 2008
00103	281,945.55	30 December 2008
00104	518,228.49	13 May 2009
00105	527,358.06	27 November 2009